Exhibit 99.1
For Financial Inquiries, Contact:
Charlie Chen
Sybase Investor Relations
charlie@sybase.com
(925) 236-6015
Sybase Increases Repurchase Program by Additional $150 Million
DUBLIN, Calif. — July 29, 2009 — Sybase, Inc. (NYSE: SY), the largest enterprise software and services company exclusively focused on managing and mobilizing information, today announced that its Board of Directors has approved the repurchase of up to an additional $150 million of the company’s outstanding common stock and the company’s notes convertible into common stock. The plan continues a repurchase program initially authorized by the Board of Directors in February 1998.
With today’s $150 million increase, the total amount available under the stock repurchase program is $212.5 million. The company will use $120 million of the repurchase authorization to repurchase common stock and the company’s convertible subordinated notes in connection with its recently announced private placement of new convertible senior notes. Following the completion of the planned $120 million repurchase, the company will have repurchased over $1.3 billion of its common stock and notes since 1998.
“The management and the Board of Directors believe that a continuation of the repurchase program is beneficial to our stockholders,” said John Chen, chairman, CEO, and president of Sybase, Inc. “We view the expansion of this program combined with our plans to repurchase $120 million of stock and existing notes demonstrates our ongoing commitment to optimizing Sybase’s capital structure.”
Shares repurchased by the company will be held as treasury stock and may be used for the issuance of shares under the Sybase’s employee stock plans or for other corporate purposes.
About Sybase, Inc.
Sybase is an industry leader in delivering enterprise and mobile software to manage, analyze and mobilize information. We are recognized globally as the performance leader, proven in the most data-intensive industries and across all systems, networks and devices. For 25 years, our information management, analytics and enterprise mobility solutions have powered the world’s most mission-critical systems in financial services, telecommunications, manufacturing and government. For more information, visit http://www.sybase.com. Read Sybase blogs: http://blogs.sybase.com.
Forward-Looking Statements
Certain statements in this release concerning Sybase, Inc. and its prospects and future growth are forward-looking and involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially from those suggested by these forward-looking statements include, but are not limited to, the performance of the global economy and growth in software industry sales; market acceptance of the company’s products and services; customer and industry analyst perception of the company and its technology vision and future prospects; the success of certain business combinations engaged in by the company or by competitors; political unrest or acts of war; possible disruptive effects of organizational or personnel changes; and other factors described in Sybase, Inc.’s reports filed with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its quarterly report on Form 10-Q for the three-month period ended March 31, 2009.